Exhibit 10.32

PROTEOSTASIS THERAPEUTICS, INC.

Consulting AGREEMENT

This Consulting Agreement (this "Agreement"), is entered into as of July 23, 2019 ("Effective Date") by and between (i) Proteostasis Therapeutics, Inc., a Delaware corporation with a business address of 80 Guest Street, Suite 500, Fifth Floor, Boston, Massachusetts 02135 (the "Company"), and (ii) Po-Shun Lee, an individual having an address of 28 Hallwell Road, Chestnut Hill, Massachusetts 02467 (the "Consultant").

WHEREAS, the Company and the Consultant wish to enter into a consulting arrangement on the terms and conditions described more fully herein; and

WHEREAS, in connection with the termination of the Consultant’s employment with the Company, the Company has tendered to the Consultant a Separation Agreement and General Release (the “Separation Agreement”);

NOW, THEREFORE, for valuable consideration, the sufficiency and receipt of which are hereby acknowledged, each of the undersigned hereby agree as follows:

1.Consulting Services.

(a)Subject to and upon the terms and conditions set forth in this Agreement, the Company hereby retains the Consultant, and the Consultant hereby agrees to provide to the Company, the consulting services described below in Section 1(b).  In rendering consulting services hereunder, the Consultant shall act solely as an independent contractor and this Agreement shall not be construed to create any employee/employer relationship between the Consultant and the Company.

(b)It is hereby acknowledged and agreed by the Company and the Consultant that, during the Term of this Agreement, the Consultant's services shall include providing clinical and scientific strategic advisory services.

(c)During the Term of this Agreement, the Consultant will devote the time reasonably necessary to the performance of any consulting services requested hereunder.

(d)The Consultant shall provide his consulting services hereunder at such times and locations as are mutually agreed upon by the Consultant and the Company or, if no agreement is reached, at reasonable times and locations as designated by the Company.

(e)The Consultant shall be required to comply with the Company’s policies and the Company’s Code of Business Conduct and Ethics.

2.Compensation.

(a)Subject to the provisions of this Section 2(a), the Company shall pay the Consultant a consulting fee in an amount equal to Four Hundred Fifty dollars ($450.00) per hour for consulting services rendered during the Term of this Agreement (the "Consulting Fee"), which amount is to be paid monthly in arrears upon receipt of an invoice from Consultant.

(b)If the Term continues at least until the date when the Company pays bonuses pursuant to the Bonus Plan, as defined in the Amended and Restated Employment Agreement between the Consultant and the Company dated October 21, 2016 (the “Employment Agreement”), or if the Company terminates the Term before such date without Cause, the Company shall pay the Consultant an amount equal to 40% of the Consultant’s final annual base salary rate under the Employment Agreement times a fraction, the numerator of which is the number of days that the Consultant served the Company under this Agreement from and after the Effective Date in 2019 and the denominator of which is 365.  Such payment shall be made when bonus payments for 2019 under the Bonus Plan are issued to eligible employees but in no event later than March 15, 2020.

(c)The Company will not withhold any tax, social security or other payments due from the Consultant to any governmental taxing or other authority.  The Consultant hereby agrees that he or she will timely pay all taxes and fees upon the revenue or income he or she has earned from the Company, and will indemnify and hold the Company harmless against the claims of any governmental taxing or other authority made in connection with the revenue or income derived by the Consultant under this Agreement.

(d)Except for the Consulting Fee provided for under this Section 2 (payment of which is subject to the provisions of Section 2(a)), the bonus provided pursuant to Section 2(b), the expense reimbursement provided pursuant to Section 3, and, in the event of a termination by the Company without Cause, the terms of Section 5 and, if applicable, Section 6, the Company shall have no obligation to provide any compensation to the Consultant with respect to any consulting services rendered by the Consultant to the Company.

3.Expenses.  The Company shall reimburse the Consultant for any actual expenses incurred by the Consultant while rendering consulting services under this Agreement in accordance with Company’s travel and expense policies, so long as such expenses are reasonable and necessary, appropriately documented, and, where feasible, approved in advance in writing by the Company.

4.Term.  The period of the Consultant’s service for the Company as a consultant shall begin as of the Effective Date and shall continue thereafter in full force and effect until terminated by either party as provided below.  Such period of the Consultant’s service for the Company is referred to as the “Term” or the “Term of this Agreement.”  For the avoidance of doubt, a termination of the Term shall not affect the Consultant’s ongoing obligations to the Company pursuant to Sections 7, 8, 9 or 10 below.  The Company may terminate the Term without Cause and the Consultant may terminate the Term for any reason upon at least five (5) days’ prior written notice to the other party, and the Term shall terminate automatically upon the Consultant’s death.  The Company may terminate the Term immediately upon notice for Cause.  “Cause” shall mean any of the following:

(i)the Consultant does not timely execute (or executes and subsequently revokes) the Separation Agreement;

(ii)material failure by the Consultant to perform requested services within a reasonable period under the circumstances;

(iii)the Consultant’s commission of any act of material and willful misconduct, fraud or dishonesty, provided that this shall not include the occasional, customary and de minimis use of Company property for personal purposes;

(iv)the Consultant’s gross negligence in the performance of material requested services;

(v)actions or omissions by the Consultant that satisfy the elements of (A) any felony or (B) a misdemeanor involving moral turpitude, deceit, dishonesty or fraud;

(vi)a material breach by the Consultant of any of the Consultant’s obligations under this Agreement or any other agreement between the Company and the Consultant, including without limitation the Consultant’s Employee Proprietary information, Inventions, Non-Competition and Non-Solicitation Agreement with the Company; or

(vii)the Consultant’s failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the Consultant’s willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation; provided that the Consultant’s exercise of his constitutional right not to make self-incriminating statements in response to inquiries by regulatory or law enforcement authorities shall not constitute a failure to cooperate with an investigation by such authorities.

The Company shall not have any obligation to make payment of any consulting fees or other compensation to Consultant in respect of any period following the termination of the Term.

5.Accelerated Vesting Due to Early Termination without Cause.  If the Company terminates the Term of this Agreement without Cause before the date nine (9) months from the Effective Date (the “Nine-Month Date”), any outstanding equity grants that are subject to vesting based only on the passage of time in service will vest in respect to that number of shares that would have vested if the Term had continued to and ended on the Nine-Month Date.  The Consultant shall have 90 days from the later of (i) the end of the Term or (ii) the end of the “Severance Period,” as defined in the Separation Agreement, in which to exercise vested stock options (but in no event later than the original expiration date of the applicable stock option).

6.Change in Control Accelerated Vesting.

(a)Accelerated Vesting.  If a Change in Control of the Company occurs in 2019 and, within 12 months of such Change in Control, the Term is terminated by the Company without Cause, then, upon such termination, 100% of the Consultant’s then outstanding unvested equity grants that are subject to vesting based only on the passage of time in service shall immediately vest and become fully exercisable and not subject to forfeiture.  The Consultant shall have 90 days from the later of (i) the end of the Term or (ii) the end of the Severance Period in which to exercise vested equity grants (but in no event later than the applicable expiration date).

(b)Limitation.

(i)Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Consultant, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section

280G of the Internal Revenue Code and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Consultant becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Consultant receiving a higher After Tax Amount (as defined below) than the Consultant would receive if the Aggregate Payments were not subject to such reduction.  In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code:  (A) cash payments not subject to Section 409A of the Code; (B) cash payments subject to Section 409A of the Code; (C) equity-based payments and acceleration; and (D) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

(ii)For purposes of this Section 6(b), the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Consultant as a result of the Consultant’s receipt of the Aggregate Payments.  For purposes of determining the After Tax Amount, the Consultant shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(iii)The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 6(b)(i) shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Consultant within fifteen (15) business days of the date of termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Consultant.  Any determination by the Accounting Firm shall be binding upon the Company and the Consultant.

(c)Definition of Change in Control.  For purposes of this Agreement, “Change in Control” shall mean any of the following:

(i)any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, is or shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities, other than as a result of the acquisition of newly issued shares of capital stock of the Company pursuant to any financing transaction by the Company or otherwise; or

(ii)the consummation of (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50% of the voting shares of the company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (B) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company (other than in connection with the wind-up, liquidation or dissolution of the Company);

provided, however, that any public offering or any other capital raising event of the Company, public or private, or a merger effected solely to change the Company’s domicile shall not constitute a Change in Control.

7.Confidentiality.

(a)For purposes of this Agreement, the term "Confidential Information" shall mean (i) proprietary information, knowledge or data of the Company, (ii) trade secrets of the Company and (iii) any other information of the Company disclosed to the Consultant or to which the Consultant is given access prior to the termination of his consulting services to the Company.  Without limiting the generality of the foregoing, the term Confidential Information shall include (A) all inventions, improvements, developments, ideas, processes, prototypes, plans, drawings, designs, models, formulations, specifications, methods, techniques, shop-practices, discoveries, innovations, creations, technologies, formulas, algorithms, data, computer databases, reports, laboratory notebooks, papers, writings, photographs, source and object codes, software programs, other works of authorship, know-how, patents, trademarks and copyrights (including all records pertaining to any of the foregoing), whether or not reduced to writing and whether or not patented or patentable or registered or registrable under patent, copyright, trademark or similar statute, that are owned by the Company or that are required to be assigned to the Company by any person, including, without limitation, any employee or consultant of the Company, or that are licensed to the Company by any person (collectively, “Inventions”), (B) information regarding the Company's plans for research and development or for new products, (C) scientific, engineering or manufacturing information pertaining to the Company or any of its operations or products, (D) information regarding regulatory matters pertaining to the Company, (E) information regarding any acquisition or strategic alliance effected by the Company or any proposed acquisition or strategic alliance being considered by the Company, (F) information regarding the status or outcome of any negotiations engaged in by the Company, (G) information regarding the existence or terms of any contract entered into by the Company, (H) information regarding any aspect of the Company's intellectual property position, (I) information regarding prices or costs of the Company, (J) information regarding any aspect of the Company's business strategy, including, without limitation, the Company's marketing, selling and distribution strategies, (K) information regarding customers or suppliers of the Company, (L) information regarding the skills,  compensation and other terms of employment or engagement of the Company's employees and consultants, (M) business plans, budgets, unpublished financial statements and unpublished financial data of the Company, (N) information regarding marketing and sales of any actual or proposed product or services of the Company and (O) any other information that the Company may designate as confidential.

(b)The Consultant acknowledges that, except to the extent otherwise provided in this Section 7(b) or in Section 7(d) below, all Confidential Information disclosed to or acquired by the Consultant is a valuable, special, and unique asset of the Company and is to be held in trust by the Consultant for the Company's sole benefit.  Except as otherwise provided in this Section 7(b) or in Section 7(d) below, the Consultant shall not, at any time during or after the Term of this Agreement, use for himself or others, or disclose or communicate to any person for any reason, any Confidential Information without the prior written consent of the Company.  Notwithstanding anything in this Section 7(b) to the contrary, it is understood that, except to the extent otherwise expressly prohibited by the Company, (i) the Consultant may disclose or use Confidential Information in performing his consulting services to the Company but only to the extent required or necessary for the performance of such consulting services in the ordinary course and within the scope of his consulting services and (ii) the Consultant may disclose any Confidential Information pursuant to a request or order of any court or governmental agency, provided that in the event that consultant receives a subpoena for any such materials, the Consultant shall promptly notify the Company of any such subpoena and provide reasonable cooperation (at the Company's expense) in the efforts, if any, of the Company to contest or limit the scope of such subpoena.  Furthermore, for the avoidance of doubt, nothing in this Agreement shall be interpreted or applied to prohibit the Consultant from making any good faith report to any governmental agency or other governmental entity concerning any act or omission that the Consultant reasonably believes constitutes a possible violation of federal or state law or making other disclosures that are protected under the anti-retaliation or whistleblower provisions of applicable federal or state law or regulation.

(c)The Consultant acknowledges and agrees that the Company has received, and may receive in the future, confidential or proprietary information from third parties ("Third Party Confidential Information") subject to a duty on the Company's part to maintain the confidentiality of such Third Party Confidential Information and to use it only for certain limited purposes.  During the Term of this Agreement and thereafter, the Consultant shall hold Third Party Confidential Information in the strictest confidence and will not use or disclose to anyone any Third Party Confidential Information, unless expressly authorized in writing by the Company or unless otherwise provided below in this Section 7(c) or in Section 7(d) below.  Notwithstanding anything in this Section 7(c) to the contrary, it is understood that, except to the extent otherwise expressly prohibited by the Company, (i) the Consultant may disclose or use Confidential Third Party Information in performing his consulting services for the Company but only to the extent required or necessary for the performance of such consulting services in the ordinary course and within the scope of his consulting services and (ii) the Consultant may disclose any Third Party Confidential Information pursuant to a request or order of any court or governmental agency, provided that the Consultant promptly notifies the Company of any such request or order and provides reasonable cooperation (at the Company's expense) in the efforts, if any, of the Company to contest or limit the scope of such request or order.

(d)The Consultant's obligations under Sections 7(b) and 7(c) not to use, disclose or communicate Confidential Information or Third Party Confidential Information to any person without the prior written consent of the Company shall not apply to any Confidential Information or Third Party Confidential Information which (i) is or becomes publicly known (as demonstrated by written evidence provided by the Consultant) under circumstances involving no breach by the Consultant of this Agreement or (ii) was or is approved for release by the CEO or an authorized representative of the Company.

(e)The Consultant understands that pursuant to the federal Defend Trade Secrets Act of 2016, the Consultant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(f)The obligations of the Consultant under this Section 7 are without prejudice, and are in addition to, any other obligations or duties of confidentiality whether express or implied or imposed by applicable law, that are owed to the Company or any other person to whom the Company owes an obligation of confidentiality.  The provisions of this Section 7 shall survive any termination of this Agreement.

8.No Improper Disclosure or Use of Materials.

(a)The Consultant shall not improperly use or disclose to or for the Company's benefit any confidential information or trade secrets of (i) any former, current or future employer, (ii) any person to whom the Consultant has previously provided, currently provides or may in the future provide consulting services or (iii) any other person to whom the Consultant owes an obligation of confidentiality.  The Consultant shall not bring onto the premises of the Company any unpublished documents or any property belonging to any person referred to in any of the foregoing clauses (i), (ii) and (iii) unless consented to in writing by such person.

(b)The Consultant agrees that any property situated on the Company's premises, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.

(c)The Consultant will promptly deliver to the Company, upon the termination of the Consultant's consulting services to the Company or, if earlier, upon the request of the Company, all documents and other tangible media (including all originals, copies, reproductions, digests, abstracts, summaries, analyses, notes, notebooks, drawings, manuals, memoranda, records, reports, plans, specifications, devices, formulas, storage media, including software, and computer printouts) in the Consultant's actual or constructive possession or control that contain, reflect, disclose or relate to any Confidential Information, Third Party Confidential Information, Assigned Inventions or Proprietary Rights.  The Consultant will destroy any related computer entries on equipment or media not owned by the Company.  The provisions of this Section 8 shall survive any termination of this Agreement.

9.Inventions Assignment.

(a)For purposes of this Agreement, the term "Assigned Inventions" (subject to the provisions of Section 9(c)) shall mean any and all Inventions that (i) are made, conceived, invented, discovered, originated, authored, created, learned or reduced to practice by the Consultant, either alone or together with others, in the course of rendering his consulting services hereunder or in the course of otherwise rendering any services to the Company (in either case, regardless of whether or not such Inventions were made, conceived, invented, discovered, originated, authored, created, learned or reduced to practice by the Consultant at the Company's facilities or during regular business hours or utilizing resources of the Company) or (ii) arise out of or are based upon any Confidential Information or Third Party Confidential Information.  For purposes of this Agreement, the term "Proprietary Rights" shall mean any and all rights under or in connection with any patents, patent applications, copyrights, copyright applications, mask works, trade secrets and other intellectual property rights with respect to Assigned Inventions.

(b)The Consultant hereby agrees to hold any and all Assigned Inventions and Proprietary Rights in trust for the sole right and benefit of the Company and such other person or persons as the Company shall designate in writing, and the Consultant hereby assigns to the Company and such other person or persons as the Company shall designate in writing all of his right, title and interest in and to any and all Assigned Inventions and Proprietary Rights.  The Consultant agrees to give the Company prompt written notice of any Assigned Invention or Proprietary Right and agrees to execute such instruments of transfer, assignment, conveyance or confirmation and such other documents as the Company may request to evidence, confirm or perfect the assignment of all of the Consultant's right, title and interest in and to any Assigned Invention or Proprietary Right pursuant to the foregoing provisions of this Section 9(b).  The Consultant hereby waives and quitclaims to the Company any and all claims of any nature whatsoever that the Consultant may now or hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company. The obligations of the Consultant under this Section are without prejudice, and are in addition to, any other obligations or duties of the Consultant, whether express or implied or imposed by applicable law, to assign to the Company all Assigned Inventions and all Proprietary Rights.

(c)At the request of the Company, the Consultant will assist the Company to perfect, obtain and enforce in any country in the world Proprietary Rights relating to any or all Assigned Inventions (including, without limitation, executing assignments of patents or copyrights).  The Consultant's obligation under this Section 9(c) shall continue beyond the Term.  If, and to the extent that, at any time after the Term, the Company requests assistance from the Consultant with respect to perfecting, obtaining and enforcing in any country in the world any Proprietary Rights relating to Assigned Inventions, the Company shall compensate the Consultant at a reasonable rate for the time actually spent by the Consultant on such assistance.

(d)By this Agreement, the Consultant hereby irrevocably constitutes and appoints the Company as his attorney-in-fact for the purpose of executing, in the Consultant's name and on his behalf, (i) such instruments or other documents as may be necessary to evidence, confirm or perfect any assignment pursuant to the provisions of this Section 9 or (ii) such applications, certificates, instruments or documents as may be necessary to obtain or enforce any Proprietary Rights in any country of the world.  This power of attorney is coupled with an interest on the part of the Company and is irrevocable.

(e)Without the prior written consent of the Company, the Consultant shall not, at any time, file any patent or copyright application with respect to, or claiming, any Assigned Inventions.  In addition, after termination of the Consultant's consulting services to the Company, the Consultant shall promptly disclose all patent or copyright applications filed by the Consultant within one year after such termination.  The provisions of this Section 9 shall survive any termination of this Agreement.

10.No Use of Name, Etc.  Without the prior written consent of the Company, the Consultant shall not, at any time, use, for himself or on behalf of any other person, any name that is identical or similar to or likely to be confused with the name of the Company or any product or service produced or provided by the Company.  Without the prior written consent of the Company, the Consultant shall not, at any time after the termination of the Consultant's consulting services to the Company, directly or indirectly represent himself, whether on his behalf or on behalf of any other person, as then being in any way connected or associated with the Company.

11.No Conflicting Obligation.  The Consultant represents that he is free to enter into this Agreement and that his performance of all of the terms of this Agreement and of all of his duties as a consultant to the Company do not and will not breach (a) any agreement to keep in confidence information acquired by the Consultant in confidence or in trust, (b) any agreement to assign to any third party inventions made by the Consultant or (c) any agreement not to compete against the business of any third party.  Consultant further represents that he has not made and will not make any agreements in conflict with this Agreement.

12. Insider Trading. The Consultant acknowledges that:

(a)Proteostasis Therapeutics, Inc. is a public company that is subject to the reporting requirements of the Securities and Exchange Act of 1934, as amended;

(b)During the course of Consultant’s duties hereunder, Consultant may receive from the Company or others information that may be considered material, nonpublic information about the Company or others; and

(c)Buying or selling Company securities when in possession of, or based on, material non-public information about the Company, or informing, or "tipping," any other person about such material information, is illegal and Consultant agrees not to do so.

13.Miscellaneous.

13.1.Entire Agreement.  This Agreement represents the entire Agreement of the parties with respect to the arrangements contemplated hereby.  No prior agreement, whether written or oral, shall be construed to change, amend, alter, repeal or invalidate this Agreement.  This Agreement may be amended only by a written instrument executed in one or more counterparts by the parties.

13.2.Waiver.  No consent to or waiver of any breach or default in the performance of any obligations hereunder shall be deemed or construed to be a consent to or waiver of any other breach or default in the performance of any of the same or any other obligations hereunder.  Failure on the part of either party to complain of any act or failure to act of the other party or to declare the other party in default, irrespective of the duration of such failure, shall not constitute a waiver of rights hereunder and no waiver hereunder shall be effective unless it is in writing, executed by the party waiving the breach or default hereunder.

13.3.Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  This Agreement may be assigned by the Company to any Affiliate of the Company and to a successor of its business to which this Agreement relates (whether by purchase or otherwise).  "Affiliate of the Company" means any person which, directly or indirectly, controls or is controlled by or is under common control with the Company and, for the purposes of this definition, "control" (including the terms "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another whether through the ownership of voting securities or holding of office in another, by contract or otherwise.  The Consultant may not assign or transfer any or all of his rights or obligations under this Agreement.

13.4.Disputes and Costs.  In case of any dispute hereunder, the parties will submit to the exclusive jurisdiction and venue of any court of competent jurisdiction sitting in Suffolk County, Massachusetts, and will comply with all requirements necessary to give such court jurisdiction over the parties and the controversy.  EACH PARTY WAIVES ANY RIGHT TO A JURY TRIAL AND TO CLAIM OR RECOVER PUNITIVE DAMAGES.

13.5.Notices.  Any notices required or permitted hereunder shall be given to Consultant in person or shall be delivered to the Consultant at his address as it appears in the first paragraph of this Agreement or at such other address as he shall specify in writing.  Such notice shall be deemed given upon delivery to the Consultant in person or upon personal delivery to the Consultant's appropriate address or, if sent by certified or registered mail, three days after the date of mailing.

13.6.Governing Law.  This Agreement shall be governed by and construed in accordance with the substantive laws of The Commonwealth of Massachusetts without reference to any choice or conflict of laws rule or provision that would result in the application of the substantive law of any other jurisdiction.  Section headings of this Agreement are for reference only and shall not affect its interpretation.  In the event that any provision of this Agreement should be held unenforceable by a court of competent jurisdiction, such court is hereby authorized to amend such provision so as to be enforceable to the fullest extent permitted by law, and all remaining provisions shall continue in full force without being impaired or invalidated in any way.

13.7.Counterparts.  This Agreement may be executed in counterparts, all of which together shall, for all purposes, constitute one agreement binding on each of the parties hereto notwithstanding that each such party shall not have signed the same counterpart.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have signed this Consulting Agreement as of the date written above intending it to take effect as a sealed instrument.

PROTEOSTASIS THERAPEUTICS, INC.

By:	/s/Meenu Chhabra
Name:	Meenu Chhabra
Title:	President and Chief Executive Officer

PO-SHUN LEE

/s/Po-Shun Lee

Tel:
Email:
Consultant Federal Tax ID/FEIN:
(Do not include SSN here)